                                                                   Exhibit 10.12

[*] Confidential treatment requested

                            DISTRIBUTION AGREEMENT


DISTRIBUTION AGREEMENT dated this 24th day of June, 1993, by and between

R&D Laboratories, Inc. with offices at 4204 Glencoe Ave., Marina del Rey, CA 90292, United States of America

                                            - hereinafter referred to as "R&D" -

                                            and

Rhone-Poulenc Rorer GmbH, a German company with offices at Nattermannallee 1, D-5000 Koln 30, Germany

                                            - hereinafter referred to as "RPR" -

                                  WITNESSETH
                                  ----------

WHEREAS, R&D and RPR have entered into discussions about the distribution of a pharmaceutical product containing iron gluconate whereby RPR is willing to grant to R&D a distribution right; and

WHEREAS, R&D wishes to obtain such distribution right on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations set forth herein, the parties hereto agree as follows:

ARTICLE 1 - Definitions
-----------------------

The following terms, as used in this Agreement, shall have the meanings set forth in this Article:

1.1 "Affiliate" shall mean all corporations or business entities which, directly or indirectly, are controlled by, do control, or are under common control with R&D or RPR. For this purpose the meaning of the word "control" shall mean the ownership of fifty percent (50%) or more of the shares or voting rights of interest of such corporation or business entity.

1.2 "NDA" shall mean a New Drug Application, as defined in the Drug Laws of the States of the Territory and applicable regulations promulgated thereunder.
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1.3   "Agreement Period" shall mean the period commencing upon the date set forth above and extending until twelve (12) full calendar years from such date, with such Period being automatically renewable for successive two
      (2) year periods, unless either party shall notify the other of its desire to terminate this Agreement not less than one hundred and eighty (180) days before expiration of the Initial Period of this Agreement or the subsequent Period then in effect, as the case may be.

1.4 "Compounds" shall mean the iron gluconate product, its analogs, modifications and improvements, as well as any other related compounds which are owned or otherwise lawfully entitled to be used by RPR.

1.5 "Product" shall mean any speciality in every pharmaceutical form containing a Compound ready for application either alone or in combination with other active ingredients.

1.6 "RPR know-how" shall mean all technology, formulae, trade secrets, technical data, preclinical and clinical data, toxicological and pharmacological data and any other information or experience owned, controlled or possessed by RPR relating to or useful in connection with the Compounds and/or Product as well as any improvements or modifications to the Know-how developed by RPR, including, but not limited to, such data or information as will enable R&D to use efficiently the Compounds.

1.7 "R&D know-how" shall mean all technology, formulae, trade secrets, technical data, preclinical and clinical data, toxicological and pharmacological data and any other information or experience owned, controlled or possessed by R&D relating to or useful in connection with the Compounds and/or Product, as well as any improvements or modifications to the Know-how developed by R&D, including but not limited to, such data or information as will enable R&D to manufacture efficiently the Products.

1.8   "R&D Territory" shall mean the countries listed in Exhibit A.

1.9   "RPR Territory" shall mean the rest of the world excluding R&D territory.

1.10 "Joint Know-how" shall mean all Know-how which the parties to the Agreement have obtained together or in the costs of which they have participated.

ARTICLE 2 - Grant; Trademark
----------------------------

2.1 RPR hereby grants to R&D during the Agreement Period an exclusive license to import the Products from RPR and use and sell Products in the R&D Territory under the RPR know-how, with the right to subdistribute in whole or in part, to its affiliates or third parties. Any subdistributor will bear the same obligations as R&D insofar as possible in this Agreement.

2.2 RPR warrants with R&D that it is the sole and exclusive owner of the Compounds and has the sole and exclusive right, without any restrictions, to disclose information on the Compounds and to grant the distribution rights as set out herein and has not granted any other rights with respect to the Compounds in the Territory; that it knows of no other

                                       2
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      person or enterprise which is working with the Compounds within the
      Territory; that there is no action threatened or pending against any of the Compounds in the Territory; that it does not know of any problems concerning the safety or efficacy of the Compounds or of any questions raised by any regulatory body in any country in the Territory and that it has informed R&D of all adverse drug reactions known to it; that it does not need the consent or approval of any third party, court or governmental agency to enter into this Agreement; that it does not know of any patents or patent applications which upon issuing as patents would be infringed by the sale or supply of the Compounds within the Territory; that it does not know of any circumstances and has not done any acts which are inconsistent with the terms and purposes of this Agreement.

2.3 In the event R&D decides not to submit an NDA for any Product, this Agreement shall be terminated upon thirty (30) days' written notice by R&D to RPR, and R&D, upon request of RPR, shall furnish all R&D know-how regarding all Compounds/ Products to RPR.

      RPR, its affiliates and/or its licensees and distributors have the right to use such R&D know-how without limitation and costs.

2.4 If, during the Agreement Period, R&D shall make an improvement concerning Compound/Product (such as for example an improved process for the manufacture of Product) for which patent applications can be filed by R&D, R&D shall have the right to file such applications in R&D's name in the R&D Territory with the exclusive right thereto; joint applications in the name of R&D and of RPR shall be filed in countries outside the R&D Territory agreed upon.

2.5 RPR or one of its affiliates shall grant R&D a registered Trademark of RPR, and R&D shall use said Trademark for the Product under the Trademark Agreement to be negotiated separately. In the event there is no Trademark, RPR will file a new Trademark in the respective country after consulting R&D.

ARTICLE 3 - Evaluation
----------------------

R&D shall, at its own expense, perform all clinical trials required in connection with a New Drug Approval, filing an IND accordingly. If requested by the Health Authorities, R&D shall carry out as well any preclinical work in addition to the data submitted by RPR.

RPR shall provide R&D free of charge with all clinical samples required for the clinical trials.

ARTICLE 4 - Diligence
---------------------

R&D agrees that it shall use its best efforts, itself or through its subdistributors, to obtain Board of Health registrations and other necessary authorizations to market the Product in each country of the original Territory as soon as possible after obtaining such authorizations. If, in any country, R&D shall fail to have introduced the Product within one year after obtaining the last necessary governmental authorization, RPR shall have the right to terminate this Agreement as to the country concerned upon six months written notice to R&D of RPR's intent to do so, provided, however, that such termination shall not take effect if R&D shall introduce the Product in that country before the expiration of the six month's notice period. This provision shall not

                                       3
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apply to any country in which R&D's failure to market the Product within the time provided shall be for reasons beyond the control of R&D.

ARTICLE 5 - Delivery
---------------------

During the Agreement Period RPR shall supply R&D with, and R&D shall purchase from, RPR or from sources indicated by RPR, all requirements of the Product at the conditions established in Exhibit B.

ARTICLE 6 - Infringement and Indemnification
--------------------------------------------

6.1 If R&D is required by a final determination of a court of competent jurisdiction to obtain a license from any third party (other than RPR) under any patent not licensed hereunder in order to manufacture, use or sell the Product, and to pay a royalty under such license, and the infringement of such patent cannot reasonably be avoided by R&D, then R&D and RPR shall negotiate in good faith a solution for this situation.

6.2 If a third party obtains, by order, decree or grant from a competent governmental authority, a compulsory license authorizing such third party to manufacture, use or sell any Product sold by R&D, RPR shall give prompt notice to R&D. For the effective period of such compulsory license, R&D and RPR shall negotiate a solution for this situation.

6.3 In the event that the claims covering the Product contained in the Patent Rights are declared invalid or unenforceable by a judgement, decree or decision of a court, tribunal or other authority of competent jurisdiction, then R&D and RPR shall renegotiate the terms and conditions of this Agreement in good faith.

ARTICLE 7 - Responsibilities / Product liability
------------------------------------------------

7.1 R&D shall hold RPR harmless from any product liability claims or from any product liability damages arising from the R&D Territory in relation to R&D's or its Distributing Partners, mishandling of the Compound and to the use of the Product. It is agreed that R&D promptly notifies RPR of any such claims and that R&D cooperates with RPR in defending against such claims, and provided that also such claims or damages do not result in whole or in part from any negligence or defects attributable to RPR (as to which RPR indemnities R&D), and provided that RPR promptly notifies R&D of preclinical and clinical data relating to any serious or previously unknown side effects of or adverse reaction to this Product. RPR will not (except as provided in the parenthetical above) have to bear any damages or financial indemnity for R&D, its distributors or a third party.

7.2 RPR is not responsible in case the production site is not approved by the FDA.

ARTICLE 8 - Breach; Termination
-------------------------------

8.1 In the event of a breach or default of this Agreement by either party which is not remedied within ninety (90) days after the receipt of notice thereof from the other party,

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

      the party not in breach or default shall be entitled (without prejudice to any of its other rights) to terminate this Agreement by giving notice to take effect immediately. The right to terminate this Agreement, as hereinafter provided, shall not be affected in any way by a waiver of, or failure to, take action with respect to any previous default.

8.2 At R&D's sole option, this Agreement shall be deemed terminated immediately in the event that the Product is withdrawn from the market as a result of actual or threatened regulatory action by the U.S. Ministry of Health and Welfare or other governmental entity. R&D shall provide RPR with a written notice of such termination.

ARTICLE 9 - Exchange of Information; Confidentiality
----------------------------------------------------

9.1 RPR has provided R&D with all RPR know-how available. RPR shall also be under a continuing obligation to provide R&D promptly with all RPR know-how during the Agreement Period.

      R&D also shall be under a continuing obligation to provide RPR promptly with all R&D Know-how during the Agreement Period.

9.2 R&D and/or its subdistributors shall be allowed to use free of charge the RPR know-how in the R&D-Territory for their development and marketing efforts. RPR shall be allowed to use free of charge the R&D know-how and to have the R&D know-how used free of charge in its own territory for its development and marketing efforts.

9.3 R&D agrees that during the validity of this Agreement and for a period of five (5) years from the date of termination of this Agreement it shall:

      a) not disclose RPR know-how provided pursuant to Article 9.1. and R&D know-how to third parties except to the U.S. Ministry of Health and Welfare and other governmental authorities, or Affiliates, subdistributors and consultants of R&D pursuant to a non-disclosure commitment; and

      b) take such precautions with RPR know-how as it normally takes with its own confidential and proprietary information to prevent disclosure to third parties (except Affiliates and consultants as above).

9.4 RPR agrees that during the validity of the Agreement Period and for the period of five (5) years from the date of termination of this Agreement it shall:

      a) not disclose R&D know-how pursuant to Article 9.1. to third parties except to any governmental authorities or licensees its territory. Affiliates and consultants of RPR, pursuant to a non-disclosure commitment; and

      b) take such precautions with R&D know-how as it normally takes with its own confidential and proprietary information to prevent disclosure to third parties (except Affiliates and consultants as above).

9.5 The obligations of RPR and R&D under Articles 9.3. and 9.4. shall not, in any event, apply to any information which:

     a) at the time of disclosure is or thereafter becomes available to the public in published literature or otherwise through no fault of either party; or

     b) was known to, or otherwise in the possession of, either party or an Affiliate prior to the receipt of such information from the other party; or

     c) is obtained by either party from a source other than one of the parties and other than one who would be breaching a commitment of confidentiality to one party by disclosing such information to the other party.

     d) derive from clinical trials and are necessary and useful to fullfill marketing purposes provided the disclosure is not damaging the Product.

ARTICLE 10 - Meetings / Cooperation
-----------------------------------

R&D and RPR agree to meet during the Agreement Period at a mutually agreeable time and place for the purpose of exchanging information regarding the Compound and Product.

The joint Know-how can be used free of charge by either party in its territory.

ARTICLE 11 - Licence Reference
------------------------------

All packages distributed by R&D will bear the licence reference "Distributed in
 ... by R&D Laboratories, Inc., 4204 Glencoe Ave., Marina del Rey, CA 90292, USA
(800) 338-9066 in licence of Rhone-Poulenc Rorer."

Any notice or communication required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if mailed by registered mail, postage prepaid, addressed to such other party at its respective address as follows:

                            R&D LABORATORIES, INC.
                            4204 Glencoe Ave.
                            Marina del Rey, CA 90292
                            U.S.A.


                            Attention: Executive Vice President

                            RHONE-POULENC RORER GMBH
                            Nattermannallee 1
                            D - 5000 Cologne 30
                            Germany

                            Attention: Geschaftsleitung

Service of any notice or communication shall be deemed to be complete three (3) business days after mailing.

ARTICLE 12 - Force Majeure
--------------------------

Neither party shall be responsible or liable to the other hereunder for failure or delay in performance of this Agreement due to any war, fire, accident or other casualty, or any labor disturbance or Act of God or the public enemy, or any other contingency beyond such party's reasonable control. In addition, in the event of the applicability of this Article, the party affected by such Force Majeure shall use its best efforts to eliminate, cure and overcome any of such causes and resume performance of its obligations.

ARTICLE 13 - Transfer of Health/Trademark Registration
------------------------------------------------------

After expiration of the Agreement R&D and/or its subdistributors will transfer to RPR without any costs for RPR the health registration(s) and, in case a Trademark owned by R&D and/or its subdistributors is used, the Trademark registration to RPR or a company named by RPR.

ARTICLE 14 - Assignment
-----------------------

This Agreement and all rights and obligations hereunder are personal to the parties hereto and may not be assigned, other than to Affiliates as defined herein, without the express prior written consent of the other. Any assignment or attempt at same in the absence of such prior written consent shall be void and without effect.

ARTICLE 15 - Governing Law
--------------------------

This Agreement shall be construed, and the rights of the parties determined, in accordance with the Swiss law.

ARTICLE 16 - Severability
-------------------------

If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. In the event any provisions shall be held invalid, illegal or unenforceable, the parties shall use best efforts to substitute a valid, legal and enforceable provision, which insofar as practical, implements the purposes hereof.

ARTICLE 17 - Entire Agreement
-----------------------------

This Agreement constitutes the entire understanding between the parties relating to the subject matter hereof, and no amendment or modification to this Agreement shall be valid or binding upon the parties unless made in writing and signed by the representatives of such parties.

ARTICLE 18 - Arbitration
------------------------

All disputes, controversies, or differences which may arise between the parties out of, or in relation to, or in connection with, this Agreement or for the breach thereof, shall be finally

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

settled by arbitration underlying Swiss law by which either party hereto is bound. The arbitration proceedings with the application of Swiss law shall take place in Zurich, Switzerland.

ARTICLE 19 - Miscellaneous
--------------------------

In case any question arises between the parties hereto in connection with the matter not provided for in this Agreement, the parties hereto shall confer friendly with each other to reach a decision.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.


Cologne, June 24, 1993                       Marina del Rey

RHONE-POULENC RORER GMBH                     R&D LABORATORIES, INC.

                                   EXHIBIT A


                        FOR THE DISTRIBUTION AGREEMENT


between

R&D Laboratories, Inc., 4204 Glencoe Ave., Marina del Rey, 90292 CA, United States of America

and

Rhone-Poulenc Rorer GmbH, Nattermannallee 1, D-5000 Koln 30,
Germany

                                 COUNTRY LIST
                                 ------------

                 United States of America and its possessions



                                      [*]





Cologne, July 6, 1993                        Marina del Rey, July 20, 1993

RHONE-POULENC RORER GMBH                     R&D LABORATORIES, INC.

                                   EXHIBIT B


                        FOR THE DISTRIBUTION AGREEMENT


between

R&D Laboratories, Inc., 4204 Glencoe Ave., Marina del Rey, 90292 CA, United States of America

and

Rhone-Poulenc Rorer GmbH, Nattermannallee 1, D-5000 Koln 30,
Germany

                              Delivery Conditions
                              -------------------

     -  ex factory

     -  minimum annual quantity
           [*] of each [*]

     It is understood and agreed that R & D Laboratories, Inc. shall not be required to purchase any quantity of any product in any country of the territory until receipt of Board of Health registrations and/or authorizations necessary to market the Product in the respective country.

     -  minimum quantity per purchase order
           [*] of each [*]

                                    Pricing
                                    -------

Ferrlecit ampoules   [*] x [*] ml         [*]
           ex factory

                                    Payment
                                    -------

Delivery against irrevocable and confirmed Letter of Credit at sight.

Cologne, July 6, 1993                        Marina del Rey, Aug. 2, 1993

RHONE-POULENC RORER GMBH                     R&D LABORATORIES, INC.

                                  AMENDMENT 1


                        FOR THE DISTRIBUTION AGREEMENT


between

R&D Laboratories, Inc., 4204 Glencoe Ave., Marina del Rey, 90292 CA, United States of America

and

Rhone-Poulenc Rorer GmbH, Nattermannallee 1, D-5000 Koln 30, Germany





                                DURATION PERIOD
                                ---------------

Modification of Article 1.3 - Agreement Period
----------------------------------------------

The Agreement Period is defined as duration of ten (10) full calendar years after FDA market approval of the first product in the US-market.

All other stipulation of the Agreement of June 24, 1993 remain unchanged.



Cologne                                      Marina del Rey

Rhone-Poulenc Rorer GmbH                     R&D LABORATORIES, INC.

                                  EXHIBIT A/1


between

R&D Laboratories, Inc., 4640 Admiralty Way, Ste. 710, Marina del Rey, 90292 CA, United States of America

and

Rhone-Poulenc Rorer GmbH, Nattermannallee 1, D-5000 Koln 30, Germany



                                 COUNTRY LIST
                                 ------------

Additional countries:

                                      [*]



Cologne                                      Marina del Rey,

RHONE-POULENC RORER GMBH                     R&D LABORATORIES, INC.